Exhibit 99.1

Xylem

1133 Westchester Ave., White Plains, NY 10604

Tel +1.914.323.5700 Fax +1.914.696.2960

Contacts:	Media	Investors
	Tom Glover +1-914-323-5891	Phil DeSousa +1-914-323-5930
	tom.glover@xyleminc.com	phil.desousa@xyleminc.com

Xylem Inc. appoints Steven R. Loranger Chief Executive Officer and President

Board Initiates Search for a Successor

WHITE PLAINS, N.Y.—September 9, 2013— Xylem Inc. (NYSE:XYL), a leading global water technology company focused on addressing the world’s most challenging water issues, today announced that its Board of Directors has appointed Steven R. Loranger as Chief Executive Officer and President, effective immediately. Mr. Loranger was Chairman, President and CEO of ITT Corporation when it spun its water businesses off as Xylem in October 2011. He currently serves as a director of Xylem and succeeds Gretchen W. McClain, who has stepped down as President and CEO and as a director to pursue other opportunities. The Board is initiating a search for the next CEO.

“Steve is an industry veteran who is quite familiar with Xylem’s business. He knows the challenges we are facing and understands the tremendous potential of this business,” said Markos I. Tambakeras, Xylem’s Chairman of the Board. “He is well suited to provide the leadership Xylem needs to transition smoothly to the next stage of its evolution. We are determined to refine and sharpen our strategic focus in order to position the Company for growth in our dynamic industry. We are initiating a comprehensive search to identify the best candidate to serve as our CEO over the longer term.”

Mr. Tambakeras continued, “On behalf of the entire Board, I would like to thank Gretchen for her dedication and leadership as the CEO of Xylem. Gretchen has guided the Company since its spin-off from ITT and has been an important member of the Xylem management team. We wish her the very best in her future endeavors.”

Mr. Loranger said, “I am energized by the opportunity to lead Xylem during this important period as the Board conducts its search for our next CEO. I look forward to working with the Board, our management team and Xylem’s talented employees around the world to leverage the strength of all our assets to grow our business and drive stronger performance.”

Xylem today reaffirmed its previously issued full-year 2013 outlook set forth in its press release issued on July 30, 2013. Xylem’s full-year revenues are expected to be approximately $3.7 billion, and adjusted net income is expected to be in the range of $260 to $279 million, or $1.40 to $1.50 per share. Full-year GAAP net income is anticipated to be in the range of $205 to $237 million, or $1.10 to $1.27 per share, which includes $60 to $80 million of restructuring and realignment costs.

About Steven Loranger

From the time of Xylem’s spin-off from ITT Corporation in October 2011, Mr. Loranger has served as a director and Chairman Emeritus of the Board of Directors in recognition of his long-standing service as the Chairman, President and Chief Executive Officer of ITT Corporation, former parent company of Xylem Inc. Mr. Loranger spent seven years leading ITT, until the spin-offs of the company’s water and defense businesses.

Prior to joining ITT, Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. Earlier in his career he held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc.

Mr. Loranger led ITT’s creation of three standalone publicly traded companies and drove the transformation work throughout 2011, which concluded with the spin-offs of Xylem and ITT Exelis, a diversified top-tier global aerospace and defense leader. He also sits on the boards of directors of FedEx, the National Air and Space Museum and the Congressional Medal of Honor Foundation.

About Xylem

Xylem (NYSE:XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Xylem is headquartered in White Plains, N.Y., with 2012 annual revenues of $3.8 billion and approximately 12,900 employees worldwide. In 2012, Xylem was named to the Dow Jones Sustainability World Index for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xyleminc.com.

Forward-Looking Statements

This document contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements about the separation of Xylem Inc. (the “Company”) from ITT Corporation in 2011, capitalization of the Company, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to orders, sales, operating margins and earnings per share growth, and statements expressing general views about future operating results — are forward-looking statements.

Caution should be taken not to place undue reliance on any such forward-looking statements because they involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those set forth in Item 1A in our Annual Report on Form 10-K, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission.

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